Exhibit 15.1

AUDITORS’ CONSENT

We consent to the incorporation of our report dated August 26, 2016, with respect to the consolidated statements of financial position as at April 30, 2016 and April 30, 2015, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended April 30, 2016 and April 30, 2015 on the Company's Annual Report Form 20-F dated August 29, 2016.

“A Chan and Company LLP”

Burnaby, British Columbia

August 29, 2016